Exhibit 99.1

DRAFT: FOR IMMEDIATE RELEASE

EnerNOC: Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com

EnerNOC Investor Relations: Will Lyons, (617) 532.8104, ir@enernoc.com

EnerNOC Appoints Susan F. Tierney to Board of Directors

BOSTON, MA, February 10, 2010 — EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of clean and intelligent energy solutions, today announced that it has appointed Dr. Susan F. Tierney to its Board of Directors.

Dr. Tierney has served as a Managing Principal since July 2003 at Analysis Group in Boston, an economic, financial, and business strategy consulting group, where she specializes in economics, regulation, and policy in the electric and gas industries.  Her background includes extensive experience in market analysis, transmission policy, energy facility siting, utility ratemaking, energy efficiency, renewables, and climate policy.  Dr. Tierney previously served as Assistant Secretary for Policy at the U.S. Department of Energy, as well as Massachusetts Secretary of Environmental Affairs, Commissioner at the Massachusetts Department of Public Utilities, and executive director of the Massachusetts Energy Facilities Siting Council.  In 2008-2009, Dr. Tierney co-chaired the DOE Agency Review Team for the Obama Presidential Transition Team. Currently, she serves on the board of directors of Evergreen Solar, Inc. and Ze-gen, Inc., as well as on the board of directors of the World Resources Institute, the Clean Air Task Force, and Clean Air — Cool Planet.  Dr. Tierney also co-chairs the National Commission on Energy Policy, chairs the board of the Energy Foundation, and chairs the Advisory Council of the National Renewable Energy Laboratory.

“The United States and the world at large are undergoing massive policy and regulatory shifts to prioritize energy efficiency and a more sustainable energy future. EnerNOC is right in the sweet spot of the market, helping both utilities and energy users drive value today through smart energy management applications,” said Tierney.

“As a veteran in the energy industry, Sue brings to EnerNOC an acute understanding of the rapidly evolving regulatory landscape and an appreciation of the challenges our utility and end-user customers face today. She has long been a trusted advisor to EnerNOC, and we’re excited that she will be playing an even more direct role as a member of our Board of Directors,” said Tim Healy, CEO of EnerNOC.

Dr. Tierney received her doctorate and master’s degrees in regional planning from Cornell University, in 1980 and 1976, respectively, and her bachelor’s degree from Scripps College in 1973.

About EnerNOC
EnerNOC, Inc. is a leading provider of clean and intelligent energy solutions, which include demand response services, energy efficiency, or monitoring-based commissioning services, energy procurement services, and emissions tracking and trading services.  These solutions help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional power generation, transmission, and distribution resources, and drive significant cost-savings for its customers. The Company uses its Network Operations Center, or NOC, and PowerTrak® enterprise software platform to remotely manage and reduce electricity consumption across a growing network of commercial, institutional, and industrial customer sites, making demand response capacity available to grid operators and utilities on demand while helping end-users of electricity achieve energy savings, environmental benefits, and improved financial results. For more information visit www.enernoc.com.